Exhibit 99.1

Exhibit 99.1 - News Release – Second fiscal quarter ended March 29, 2020.

4600 E. 53rd St.

Davenport, IA 52807

www.lee.net

NEWS RELEASE

Lee Enterprises reports second quarter results

Solid revenue and adjusted EBITDA performance despite COVID-19

Berkshire Hathaway refinanced all Lee debt with 25-year term, attractive rate and no covenants

Closed strategic acquisition of BH Media Group, nearly doubling our audience size and revenue

Expect to achieve $100 million in cost synergies by end of FY2021

DAVENPORT, Iowa (June 18, 2020) — Lee Enterprises, Incorporated (NYSE: LEE), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 77 markets, today reported second quarter fiscal 2020 financial results(1) for the period ended March 29, 2020.

The discussion below reflects operating results of Lee including (i) our actual GAAP results, which reflect a full quarter and year to date period of Legacy Lee(2) results and two weeks of results of BHMG(2) and Buffalo(2), (ii) pro forma results, which reflect the consolidated operations, adjusted as if Lee had owned BHMG and Buffalo for the entire period presented, and (iii) Adjusted EBITDA(3), which is our non-GAAP measure of operating results, calculated based on actual results (with two weeks of BHMG and Buffalo results) and on a pro-forma basis (assuming BHMG and Buffalo were owned for the entire period).

		13 Weeks Ended		26 Weeks Ended	52 Weeks Ended
		March 29,		March 29	March 29,
		2020		2020	2020
(in Thousands)	Actual	Pro Forma	Actual	Pro Forma	Pro Forma

Total operating revenue	121,367	207,329	243,710	442,025	909,532
Income (loss) attributable to Lee Enterprises, Incorporated	(5,367)	4,053	(46)	20,608	37,331
Adjusted EBITDA	17,373	24,024	45,495	70,672	152,068

“We are pleased to announce our solid second quarter financial results,” said Kevin Mowbray, President and Chief Executive Officer. “Revenue and Adjusted EBITDA performance were strong, despite the immediate disruption in the last two weeks of the quarter due to the COVID-19 pandemic. Strong performance in our audience revenue and continued top line growth at TownNews, which have historically been stable revenue streams, drove results in the second quarter.  Importantly, we closed on the transaction with Berkshire Hathaway, a strategic acquisition and financing that nearly doubled the size of our operations and eliminated our looming debt maturities, at highly attractive terms,” said Mowbray.

“The impact on our business from COVID-19 was significant and immediate. Our main priorities in the response to the pandemic were to ensure the safety and well-being of our employees, our advertisers and our consumers, while also continuing to deliver vital news and information to customers in our local markets.” Mowbray said. “Our newsrooms play a crucial role in providing intensely local coverage of critical issues, and we are incredibly proud of our employees across the company during this challenging time,” said Mowbray.

“We took swift and decisive action in response to the headwinds,” added Mowbray. “We immediately implemented both temporary and permanent cost actions, solidified our relationship with our local advertisers through a marketing grant program, enhanced our liquidity through the refinancing, and continued the acquisition integration. The combination of short-term and long-term actions taken now strengthens our local market position, and now more than ever, we believe that our compelling local content, strong audiences and audience engagement, and best-in-class operators, will allow us to emerge from this crisis stronger than ever.” Mowbray added.

Tim Millage, Vice President, Chief Financial Officer and Treasurer, said, “As we focus on driving top-line growth across our markets, we remain vigilant on costs. As we evaluate the post-pandemic operating environment and integration of BHMG and Buffalo, we expect to realize more than $100 million of cost synergies by the end of fiscal year 2021.”

“The comprehensive refinancing closed in March solves our looming maturities, and provides several important benefits,” said Millage. “We lowered our cost of capital at a fixed rate and have no fixed mandatory principal payments. Further, the lack of financial performance covenants and a 25-year maturity provide a runway to drive shareholder value over the long term. We are thrilled to have completed our financing at highly attractive terms, and to strengthen our relationship with Berkshire Hathaway,” Millage added.

Second Quarter Operating Results

•

Operating revenue totaled $121.4 million, a decrease of 1.1%, as a result of continuing decline of print trends and the negative impact from the COVID-19 pandemic, partially offset by revenue from BHMG and Buffalo, which totaled $14.6 million of revenue in the quarter. Total operating revenue on a pro forma basis decreased 10.0% in the quarter.

•

Subscription revenue increased 3.0% including the impact of acquisitions. Pro forma subscription revenue totaled $86.0 million, a decline of 2.8% compared to the prior year. Pro forma subscription revenue represented 41.4% of our total operating revenue.

•	TownNews revenue increased 11.1% on a standalone basis and totaled more than $24 million over the last twelve months.
•

Advertising revenue declined 3.2% including the impact of acquisitions. Pro forma advertising revenue totaled $102.0 million, a decline of 15.5%, largely consistent with the first quarter pro forma trends.

•	Pro forma digital advertising and marketing services revenue totaled $32.8 million, or 32.2% of total advertising revenue. Legacy Lee digital advertising represents 43.0% of total advertising revenue.
•	Pro forma total digital revenue was $46.0 million, representing 22.2% of operating revenue.
•	Digital only subscribers totaled nearly 200,000, with a 91.7% increase over the prior year at Legacy Lee, and page views were up 8.6%, excluding acquisitions and including MNI and TNI(4).
•	Operating expenses decreased 2.6% due to continued business transformation efforts, partially offset by expenses associated with BHMG and Buffalo. Pro forma Cash Costs(3) declined 9.8%.
•	Adjusted EBITDA totaled $17.4 million, despite the immediate negative revenue impact from COVID-19. Pro forma Adjusted EBITDA totaled $24.0 million.

Year-To-Date Operating Results

•

Operating revenue totaled $243.7 million in the 26 weeks ended March 29, 2020, a decrease of 5.9%, as a result of continuing declines of print trends and negative impacts from the COVID-19 pandemic, partially offset by revenue from BHMG and Buffalo. Total operating revenue on a pro forma basis was $442.0 million.

•	Operating expenses decreased 3.6% due to continued business transformation efforts, partially offset by expenses associated with BHMG and Buffalo. Pro forma Cash Costs declined 10.2%.
•	Adjusted EBITDA totaled $45.5 million. Pro forma Adjusted EBITDA totaled $70.4 million.

Third Quarter Outlook

For the 13-weeks ended June 28, 2020, the Company expects the following operating results:

•	Total revenue of $177.0 million to $180.0 million.
•	Adjusted EBITDA of $21.5 million to $23.5 million.

Debt and Liquidity

On March 16, 2020, the Company closed on the comprehensive refinancing of all of its outstanding debt.(4) The $576 million in financing has a fixed annual interest rate of 9.0%, mandatory payments based on the Company’s excess cash flow (as defined in the credit agreement), no financial performance covenants and a 25-year maturity.

As of and for the 13-weeks ended March 29, 2020:

•	Cash on the balance sheet totaled $30.8 million.
•	The principal amount of debt was $576.0 million.
•	The Company received $17.7 million in proceeds from asset sales.
◦ Approximately $30 million in real estate remains available for sale.
◦ Approximately $10 million in private equity investments are for sale.
•	Capital expenditures, net of reimbursable leasehold improvements, totaled $2.0 million.
•	No pension contributions were made in the quarter.

In response to the pandemic, the Company has focused on preserving liquidity and has taken the following actions:

•	Reduced expenses in the third quarter by more than $10.0 million through furloughs and compensation reductions, reductions in force, and cancelling all non-essential spending.
•	Reduced capital expenditures for fiscal year 2020 by more than 25%.
•	Eliminated pension contributions for the remainder of the fiscal year by taking advantage of funding deferral provided in the CARES Act.
•	Deferred payment of FICA payroll taxes, as allowed by the CARES Act.

As of today, the Company has more than $50 million in liquidity through cash on the balance sheet, providing sufficient liquidity in the near term.

Conference Call Information

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 800-309-1256 and entering a conference passcode of 956520 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee's newspapers have average daily circulation of 1.2 million, and our legacy websites, including acquisitions, reach more than 43 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Revenues may continue to diminish or declines in revenue could accelerate as a result of the COVID-19 pandemic;
•	Revenues may continue to be diminished longer than anticipated as a result of the COVID-19 pandemic;
•	The COVID-19 pandemic may result in material long-term changes to the publishing industry which may result in permanent revenue reductions for the Company and other risks and uncertainties;
•	We may experience increased costs, inefficiencies and other disruptions as a result of the COVID-19 pandemic;
•	We may be required to indemnify the previous owners of the BH Media Newspaper Business or the Buffalo News for unknown legal and other matters that may arise;
•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;
•	Our ability to manage declining print revenue and circulation subscribers;
•	That the warrants issued in our 2014 refinancing will not be exercised;
•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•	Changes in advertising and subscription demand;
•	Changes in technology that impact our ability to deliver digital advertising;
•	Potential changes in newsprint, other commodities and energy costs;
•	Interest rates;
•	Labor costs;
•	Significant cyber security breaches or failure of our information technology systems;
•	Our ability to achieve planned expense reductions and realize the expected benefit of our acquisitions;
•	Our ability to maintain employee and customer relationships;
•	Our ability to manage increased capital costs;
•	Our ability to maintain our listing status on the NYSE;
•	Competition; and
•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:

IR@lee.net

(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	13 Weeks Ended			26 Weeks Ended
	March 29,	March 31,	Percent	March 29,	March 31,	Percent
(Thousands of Dollars, Except Per Share Data)	2020	2019	Change	2020	2019	Change

Advertising and marketing services	60,945	62,934	(3.2)	126,672	138,897	(8.8)
Subscription	46,443	45,076	3.0	88,138	91,345	(3.5)
Other	13,979	14,694	(4.9)	28,900	28,663	0.8
Total operating revenue	121,367	122,704	(1.1)	243,710	258,905	(5.9)
Operating expenses:
Compensation	48,691	47,785	1.9	91,934	94,824	(3.0)
Newsprint and ink	4,321	5,825	(25.8)	9,057	12,164	(25.5)
Other operating expenses	52,842	48,016	10.1	101,304	97,758	3.6
Cash costs	105,854	101,626	4.2	202,295	204,746	(1.2)
Total operating revenue less cash costs	15,513	21,078	(26.4)	41,415	54,159	(23.5)
Depreciation and amortization	7,276	7,386	(1.5)	13,995	14,916	(6.2)
Assets loss (gain) on sales, impairments and other, net	(6,113)	83	NM	(5,299)	(17)	NM
Restructuring costs and other	1,925	2,759	(30.2)	3,557	2,820	26.1
Operating expenses	108,942	111,854	(2.6)	214,548	222,465	(3.6)
Equity in earnings of associated companies	1,362	1,717	(20.7)	2,931	3,846	(23.8)
Operating income	13,787	12,567	9.7	32,093	40,286	(20.3)
Non-operating income (expense):
Interest expense	(11,127)	(12,140)	(8.3)	(22,242)	(24,397)	(8.8)
Debt financing and administrative costs	(10,670)	(962)	NM	(11,865)	(1,858)	NM
Other, net	689	(1,636)	NM	2,282	(969)	NM
Non-operating expenses, net	(21,108)	(14,738)	43.2	(31,825)	(27,224)	16.9
Income before income taxes	(7,321)	(2,171)	NM	268	13,062	(97.9)
Income tax expense	(2,331)	156	NM	(460)	4,670	NM
Net income	(4,990)	(2,327)	NM	728	8,392	(91.3)
Net income attributable to non-controlling interests	(377)	(351)	7.4	(774)	(709)	9.2
Income attributable to Lee Enterprises, Incorporated	(5,367)	(2,678)	NM	(46)	7,683	NM

Earnings per common share:
Basic	(0.09)	(0.05)	97.0	(0.00)	0.14	NM
Diluted	(0.09)	(0.05)	95.7	(0.00)	0.14	NM

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of Adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		26 Weeks Ended
(Thousands of Dollars)	March 29,	March 31,	March 29,	March 31,
	2020	2019	2020	2019

Net Income	(4,990)	(2,327)	728	8,392
Adjusted to exclude
Income tax expense	(2,331)	156	(460)	4,670
Non-operating expenses, net	21,108	14,738	31,825	27,224
Equity in earnings of TNI and MNI	(1,362)	(1,717)	(2,931)	(3,846)
Loss (gain) on sale of assets and other, net	(6,113)	83	(5,299)	(17)
Depreciation and amortization	7,276	7,386	13,995	14,916
Restructuring costs and other	1,925	2,759	3,557	2,820
Stock compensation	269	426	571	888
Add:
Ownership share of TNI and MNI EBITDA (50%)	1,591	2,080	3,509	4,681
Adjusted EBITDA	17,373	23,584	45,495	59,728

NOTES

(1)

This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	On March 16, 2020 (the Closing Date), the Company closed the acquisition of the newspaper assets of BH Media Group (“BHMG”) and the stock of The Buffalo News, Inc. (“Buffalo”). Legacy Lee refers to the operating assets and results of operations of the Company prior to the Closing Date, and is synonymous with same store results.

(3)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•

Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus non-operating expenses, income tax expense, depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI.

•

Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Periodically, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.

(4)

The Company's debt is the $576 million term loan under a credit agreement with BH Finance LLC dated January 29, 2020. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.